                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              ---------------------

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                         Commission File Number: 1-8350

                               FRESENIUS USA, INC.
             (Exact name of registrant as specified in its charter)

 2637 Shadelands Drive, Walnut Creek, California                94598
     (Address of principal executive offices)                 (Zip Code)

       Registrant's telephone number, including area code: (510) 295-0200

                     Common Stock (par value $.01 per share)
            (Title of each class of securities covered by this Form)

                                 Not Applicable
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X ]              Rule 12h-3(b)(1)(i)  [  ]
Rule 12g-4(a)(1)(ii) [  ]              Rule 12h-3(b)(1)(ii) [  ]
Rule 12g-4(a)(2)(i)  [  ]              Rule 12h-3(b)(2)(i)  [  ]
Rule 12g-4(a)(2)(ii) [  ]              Rule 12h-3(b)(2)(ii) [  ]
                                       Rule 15d-6           [  ]


Approximate number of holders of record as of the certification or notice date:

                  Common Stock:    2

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, Fresenius USA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  October 2, 1996                 FRESENIUS USA, INC.



                                       BY: /s/ Dr. Ben J. Lipps
                                          -------------------------------------
                                          Name:  Dr. Ben J. Lipps
                                          Title: President and Chief
                                                 Executive Officer

                                       S-1